EXHIBIT 10.17

February 27, 2001, as of January 1, 2001


Mr. Jon Feltheimer
375 North Saltair Avenue
Los Angeles, CA  90049

Re:  agreement (the "Agreement") between Jon Feltheimer
     ("Feltheimer") and Lions Gate Entertainment Corp.
     ("Company")

Dear Jon:

     This letter shall set forth the terms of the Agreement between Company and Feltheimer with respect to the employment of Feltheimer by the Company. The parties hereby agree as follows:

     1. Employment. The Company hereby employs Feltheimer to serve in the capacity of Chief Executive Officer ("CEO") and Vice Chairman of the Company's board of directors (the "Board") on the terms and conditions set forth herein. Feltheimer shall have such powers and authority with respect to the management of the Company consistent with his position hereunder as shall be determined by the Board. All employees of the Company, its divisions and subsidiaries shall report to Feltheimer and he shall have hiring and firing authority over same; provided, however, that subject to prior good faith consultation with Feltheimer, the Board shall have the right to instruct Feltheimer to terminate any such employee with respect to whom it believes in good faith either it has "Cause" (as defined in subpart 12(a)(iii) below) or whose job performance is so deficient that it is materially affecting the Company to its detriment, and may thereafter terminate such employee if Feltheimer elects not to do so. Feltheimer shall be responsible to and report solely to the Board.

     2. Term. Feltheimer's employment hereunder shall commence on January 1, 2001 effective through and including March 31, 2004
(the "Term").

     3.   Base Salary.  During the Term, the Company shall pay
Feltheimer an annual fixed salary of US$750,000 (the "Base
Salary"), payable in equal installments in accordance with the Company's standard payroll practices retroactive to the commencement of the Term, i.e., January 1, 2001.

     4. Discretionary Annual Bonus. Feltheimer shall receive an annual bonus (the "Discretionary Bonus") in an amount to be determined in the sole and absolute discretion of the Board.
The Discretionary Bonus, if any, shall be payable when bonuses, if any, are generally given to Company's other senior-level employees but no later than June 30 of each year during the Term. Further to the above, the Board has determined that Feltheimer shall be paid a Discretionary Bonus of US$250,000 for Company's Fiscal Year 2001, payable upon his execution of this Agreement.

     4A.  Life and Disability Insurance.  During the Term,
Company shall provide Feltheimer with term life and disability insurance policies providing Feltheimer (or his estate, as applicable) with $2,000,000 in benefits.

     5. Stock Price Bonus. If, during the Term (which includes for this purpose the Term as defined herein plus three (3) months thereafter), the volume-weighted average of the median (between the high and low of each trading day) daily Company stock price is not less than US$6.00 per share for a period of six consecutive months the Company shall pay Feltheimer a bonus (in addition to any Base

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Salary, Discretionary Bonus, Option (as defined below) or Benefits
(as defined below) payable pursuant to this Agreement) of US$1,000,000 (the "Stock Price Bonus") within five (5) business days following the satisfaction of the preceding condition. Notwithstanding the foregoing, if on or before the time the Stock Price Bonus becomes payable an applicable bank has declared Company to be in material default of any of its bank covenants, and such default is directly attributable to Feltheimer's negligent disregard of any such covenants (of which he has received notice) or his negligent supervision of any of his direct reports, Feltheimer shall not be entitled to the Stock
Price Bonus; provided, however, the foregoing shall be subject to binding arbitration as set forth in subparagraph 19(a) below should Feltheimer dispute the Company's position with respect thereto.

     6.   Grant of Options.

          (a) Grant. Provided that Feltheimer 's employment hereunder has not been terminated for cause, death or disability, and subject to shareholder approval thereof, on or before March 31, 2001 (the "Grant Date") Feltheimer shall be granted an option to purchase 1,000,000 shares of the Company's stock (the "Option"), which Option shall have an exercise price equal to US$3.00 per share. The foregoing Option shall be in addition to any equity interest (whether options, warrants or otherwise) previously granted to Feltheimer pursuant to any previous employment agreement or otherwise (the "Pre-existing Equity" ).

          (b) Date of Vesting; Date Exercisable. Provided Feltheimer is then an employee hereunder, the Option shall vest and become exercisable as to one-third (1/3) of the shares on the first anniversary of the Grant Date, one-third (1/3) of the shares on the second anniversary of the Grant Date and one-third (1/3) of the shares on the third anniversary of the Grant Date; provided, however, if the vesting of the Option and rights to exercise are accelerated pursuant to Paragraph 7 or subpart 12(c)(iii) below, then the foregoing requirement that Feltheimer be an employee shall not apply with respect to any subsequent anniversary of the Grant Date.

          (c) Offset; Favored Nations. The Company agrees that the Option (i) is not subject to Company's right to offset as set forth in subpart 12(c)(iii) below; and (ii) shall be provided under the most favorable circumstances allowed for senior executives under the plan governing such Option. The Pre-existing Equity shall continue to be subject to the terms and conditions of the agreement(s) pursuant to which it was originally granted.

          (d)  Failure to Obtain Shareholder Approval.  If the
Company' s shareholders fail to approve Company's grant of the Option, then Feltheimer shall be entitled to alternative compensation of comparable value, the details of which shall be negotiated in good faith.

     7. Change of Control. In the event of a merger, consolidation, sale or other disposition of a majority of the equity interests or assets of the Company or any other transaction or business combination in which the shareholders of Company immediately before consummation thereof do not immediately following consummation thereof beneficially own at least fifty percent (50%) of the voting control of the resulting entity (each a "Change of Control"), the following shall apply:

          (a)  Share Price Greater Than or Equal to US$4.00.   If
the Company's share price at the time of such Change of Control is greater than or equal to US$4.00 per share then any then-unvested portion of the Option shall be subject to full (i.e., 100%) and immediate vesting and/or exercise;

          (b) Share Price Less Than US$4.00. If the Company's share price at the time of such Change of Control is less than US$4.00 per share, then only fifty percent (50%) of any then-

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unvested portion of the Option shall be subject to immediate vesting and the other fifty percent (50%) shall be subject to the following:

               (i) For a period of ten (10) business days following the effective date of the Change of Control (i.e., the date of the formal closing of the transaction), Feltheimer shall have the right, exercisable in his sole discretion, to terminate his employment hereunder by giving written notice thereof to the Company within such ten (10) business day period, such termination being deemed a termination for "Good Reason" in accordance with subparagraph 12(b) below, except that such other fifty percent (50%) of any then-unvested portion of the Option shall be forfeited; or

               (ii) If Feltheimer does not terminate pursuant to subpart 7(b)(i) above, then provided the weighted average daily median stock price of the Company's stock (or its equivalent in new stock, if any, replacing the Company's stock) is US$4.00 per share (or its equivalent) for the three (3) consecutive month period immediately following the date of the Change of Control, then Feltheimer shall continue to vest in the Option (or its equivalent with respect to new stock, if any, replacing the Company's stock that is subject to the Option) as otherwise provided herein; or

               (iii) If Feltheimer does not terminate pursuant to subpart 7(b)(i), 7(b)(ii) does not apply, and if the Change of Control transaction is a cash sale of substantially all of the Company's assets, then such fifty percent (50%) of any then-unvested portion of the Option shall be forfeited.

          (c) Waiver of Stock Price Bonus Condition Precedent. If at the time of such Change of Control the Company's share price is US$6.00 per share or greater, Company shall pay Feltheimer the Stock Price Bonus, without regard to the potential condition precedent or reduction set forth in the Paragraph 5 above, within five (5) business days following such Change of Control.

     8. Benefits. During the Term, Feltheimer shall be entitled to no less than all benefits provided by the Company to senior-level employees including, without limitation, paid vacation of no less than four (4) weeks per year, the right to participate in the Company's medical insurance and retirement plans and, subject to the approval of the Board, appropriate incentive/bonus compensation plans (the "Benefits"). Without limiting the foregoing, Company agrees that the Benefits will be no less favorable to Feltheimer in every aspect than the benefits Feltheimer currently receives from Company. Notwithstanding the foregoing, nothing contained in this Agreement shall obligate Company to adopt or implement any Benefits, or prevent or limit Company from making any blanket amendments, changes, or modifications of the eligibility requirements or any other provisions of, or terminating, in its entirety, any Benefit at any time, and Feltheimer's participation in or entitlement under any such Benefit shall at all times be subject in all respects thereto. Feltheimer's entitlement to the Benefits shall be in addition to the Base Salary, the Discretionary Bonus, the Stock Price Bonus (if any) and the Option.

     9. Office/Personnel. During the Term, Company shall provide Feltheimer with parking, and an office and secretarial assistance for his exclusive use, all in accordance with his reasonable requirements and commensurate with his title, duties and responsibilities.

     10. Business Expenses. The Company shall, consistent with its normal practice, promptly reimburse Feltheimer for all travel, entertainment and other reasonable business expenses incurred by him in promoting the business of the Company. Feltheimer shall be entitled to reimbursement of travel, business and entertainment expenses at a level commensurate with his position as CEO, consistent with Company' s then-normal practices for an executive at Feltheimer's level.

     11. Devotion of Time/Services. Feltheimer shall devote his exclusive business time and services to the business and interests of the Company. Notwithstanding the foregoing, Feltheimer shall

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retain the right to engage in pre-existing outside consulting activities (which shall be minimal), passive (whether or not pre-existing) investment activities, charitable activities and/or political activities so long as the activities do not directly conflict or interfere with Feltheimer's duties under this Agreement.

     12.  Termination.

          (a) Company's Right To Terminate. The Company shall have the right to terminate this Agreement prior to the expiration of the Term only for the following reasons:

               (i) upon the death of Feltheimer;

               (ii) by giving written notice of termination to Feltheimer during the continuance of any disability referred to below at any time after he has been unable to perform the material services or material duties required of him in connection with his employment by the Company as a result of physical or mental disability (or disabilities) which has (or have) continued for a period of twelve (12) consecutive weeks, or for a period of sixteen (16) weeks in the aggregate, during any twelve (12) consecutive month period. Notwithstanding any other provision herein, during any period of disability hereunder which lasts for more than two (2) consecutive weeks, in its exercise of good faith business judgment, and in consultation with Feltheimer (if practical), the Board may appoint an interim CEO to fulfill the duties and responsibilities of Feltheimer and such appointment shall not be deemed a breach of this Agreement; provided, however, that upon the termination of Feltheimer's disability Feltheimer shall immediately resume the position of sole CEO and his duties and responsibilities in accordance with the terms of this Agreement and the interim CEO shall cease serving in such capacity;

               (iii) by giving written notice of termination for cause. "Cause" as used herein means (A) Feltheimer's conviction of a felony; except a felony relating to a traffic accident or traffic violation; (B) gross negligence or willful misconduct with respect to the Company; or (C) any material breach of this Agreement by Feltheimer; provided, however, the Company shall not terminate Feltheimer's employment hereunder pursuant to this subpart (iii) unless it shall first give Feltheimer written notice of the alleged defect and the same is not cured within fifteen (15) business days of such written notice; or

               (iv) by giving notice of termination without cause.

          (b) Feltheimer's Right To Terminate. Feltheimer's employment with Company may be terminated by Feltheimer for Good
Reason. For purposes of this Agreement, "Good Reason" shall mean:

               (i) without the written consent of Feltheimer, any action by Company that results in a material diminution in Feltheimer's position, authority, duties or responsibilities as in effect on the date Feltheimer executes this Agreement, including without limitation inserting any other person in the chain of authority between Feltheimer and the Board, but excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Feltheimer;

               (ii) without the written consent of Feltheimer, a material change in any of the reporting relationships (up or down), excluding for this purpose (A) the Board's instruction to terminate a lower employee pursuant to Paragraph 1 above and Feltheimer's refusal to do so or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Feltheimer;

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               (iii)  a reduction of Feltheimer's Base Salary,
Discretionary Bonus for Fiscal Year 2001, Stock Price Bonus (when payable), Option grant (and/or related vesting and exercise rights) or the Benefits as in effect on the commencement of the Term or as the same may be increased from time to time; or

               (iv) any material breach of this Agreement by the Company.

          Good Reason shall not include death or disability. Feltheimer's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. The Company shall have an opportunity to cure any claimed event of Good Reason within fifteen (15) business days of notice from Feltheimer. The Company shall notify Feltheimer of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and upon receipt of written notice from Feltheimer of his concurrence that a cure has been effectuated, any notice of termination delivered by Feltheimer based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate this Agreement.

          (c)  Effect of Termination.

               (i) With Cause. If the Company terminates this Agreement " for cause" as defined above, the Company shall have no further obligation to pay Feltheimer any compensation other than accrued but unpaid (A) Base Salary, (B) Stock Price Bonus,
(C) expense reimbursement and (D) vacation pay, if any. Notwithstanding the foregoing, the Company shall have no obligation to pay the Stock Price Bonus under this subpart 12(c)(i) if this Agreement is terminated based on Feltheimer's commission of a material fraud against the Company; provided, however, any such material fraud shall have been determined by binding arbitration as set forth in sub-paragraph 19(a) below;

               (ii) Death or Disability. In the event of the termination of this Agreement for death or disability, the Company shall have the obligation to pay Feltheimer's estate or Feltheimer, as applicable: (A) any accrued Base Salary to the extent not theretofore paid; (B) any accrued vacation pay to the extent not theretofore paid; (C) the Stock Price Bonus if accrued and theretofore not paid; and (D) any theretofore unreimbursed business expenses of Feltheimer. If on the date of death or termination for disability the volume-weighted average median stock price of Company's stock for the immediately prior four (4) month (or longer) period is US$6.00 per share or greater, then the Stock Price Bonus shall be paid in full if it otherwise becomes payable in accordance with the conditions set forth in paragraph 5 above applied without regard to the early termination of this Agreement. If on the date of death or termination for disability the volume-weighted average median stock price of Company's stock for the immediately prior period of less than four (4) months is US$6.00 per share or greater, then a pro-rated share of the Stock Price Bonus shall be paid if the Stock Price Bonus otherwise becomes payable in accordance with the conditions set forth in paragraph 5 above applied without regard to the early termination of this Agreement (i.e., if the target was achieved over the two (2) month period immediately prior to termination for death or disability and four (4) months later the target was achieved for the whole six (6) month period, then Feltheimer (or his estate, if applicable) would receive one third (1/3) of the Stock price Bonus); and

               (iii) Without Cause or Termination by Feltheimer for Good Reason. If the Company terminates Feltheimer's employment without cause, or Feltheimer terminates his employment with Company for Good Reason, then the Company shall pay to Feltheimer as if the Agreement had not been terminated (i.e., Base Salary will continue to be paid in accordance with Company's standard payroll practices), or, if Feltheimer so elects, in a lump sum, the present value (using the then prevailing rate of interest charged to the Company by its principal lender as the discount rate) of, the following amounts: (A) the sum of Feltheimer's Base Salary through the expiration of the Term to the extent not theretofore

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paid; (B) any accrued vacation pay to the extent not theretofore paid; and (C) any theretofore unreimbursed business expenses of Feltheimer. In addition to any vested portion of the Option, any then-unvested portion of the Option shall fully vest (i.e., 100%) at the time of Feltheimer's termination under this subpart 12(c)(iii) and, together with the previously vested portion of the Option, shall be exercisable as if Feltheimer had been employed by the Company through the expiration of the Term (i.e., exercisable through and including ninety (90) days after the expiration of the Term). To the extent theretofore not provided, the Company shall also pay for or provide to Feltheimer any Benefits and/or other incentive/bonus plans (other than the Discretionary Bonus) which he was receiving at the time of termination, and Feltheimer shall continue to be eligible for the Stock Price Bonus without regard to the early termination of this Agreement, through the expiration of the Term. If Feltheimer's employment with Company is terminated pursuant to subpart 12(a)(iv) and/or subparagraph 12(b) above, Feltheimer shall have no obligation to mitigate; provided, however, that if Feltheimer does receive employment or independent contractor income from a third party (other than from the pre-existing consulting activities pursuant to paragraph 11 above) after such termination and on or before the expiration of the Term, then such third party income shall be offset against any Base Salary payments made to Feltheimer by the Company in connection with such termination.

     13. Indemnification. Except with respect to claims resulting from Feltheimer's willful misconduct or acts outside the scope of his employment hereunder, Feltheimer shall be indemnified by the Company (whether during or after the Term) in respect of all claims arising from or in connection with his position or services as an officer of the Company to the maximum extent permitted in accordance with the Company's Certificate of Incorporation, its By-Laws and under applicable law, and shall be covered by the Company's applicable directors and officers insurance policy, which coverage shall be no less favorable than that accorded any other officer or director of the Company.

     14. Company Policies. Feltheimer shall abide by the provisions of all policy statements, including without limitation any conflict of interest policy statement, of Company or adopted by Company from time to time during the term and furnished to Feltheimer in writing or of which he has notice.

     15. Non-Solicitation. Feltheimer shall not, during the Term and for a period of one (1) year thereafter, directly or indirectly, induce or attempt to induce any employee of Company or its affiliates, to leave Company or its affiliates or to render employment services for any other person, firm or corporation.

     16. Property of Company. Feltheimer acknowledges that the relationship between the parties hereto is exclusively that of employer and employee and that Company's obligations to him are exclusively contractual in nature. Company and/or its affiliates shall be the sole owner or owners of all interests and proceeds of Feltheimer's services hereunder, including without limitation, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, scripts, audio visual materials, promotional materials, photography and other intellectual properties and creative works which Feltheimer may prepare, create, produce or otherwise develop in connection with and during his employment hereunder, including without limitation, all copyrights and all rights to reproduce, use, authorize others to use and sell such properties or works at any time or place for any purpose, free and clear of any claims by Feltheimer (or anyone claiming under him) of any kind or character whatsoever (other than Feltheimer's right to compensation hereunder). Feltheimer shall have no right in or to such properties or works and shall not use such properties or works for his own benefit or the benefit of any other person. Feltheimer shall, at the reasonable request of Company, execute such assignments, certificates, applications, filings, instruments or other documents consistent herewith as Company may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to such properties or works. Notwithstanding

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anything to the contrary herein, Feltheimer's personal rolodex shall remain his personal property during the term of this Agreement and following its expiration or earlier termination.

     17. Confidential Information. All memoranda, notes, records and other documents made or compiled by Feltheimer, or made available to him during his employment with Company concerning the business or affairs of Company or its affiliates shall be Company's property and shall be delivered to Company on the termination of this Agreement or at any other time on request from the Board. Feltheimer shall keep in confidence and shall not use for himself or others, or divulge to others, any information concerning the business or affairs of Company or its affiliates which is not otherwise publicly available and which is obtained by Feltheimer as a result of his employment, including without limitation, trade secrets or processes and information reasonably deemed by Company to be proprietary in nature, including without limitation, financial information, programming or plans of Company or its affiliates, unless disclosure is permitted by Company or required by law or legal process.

     18. Right to Use Name. During the term, Company shall have the right to use Feltheimer's approved biography, name and approved likeness in connection with its business, including in advertising its products and services, but not for use as a direct or indirect endorsement.

     19.  Miscellaneous.

          a) Governing Law/Arbitration. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts entered into and fully performed in California. Any dispute, or claim arising out of or relating to this Agreement shall be submitted to binding arbitration to be held in Los Angeles County, California.

          b) Amendments. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.

          c) Titles and Headings. Paragraph or other headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.

          d) Entire Agreement. Subject to the other terms hereof with respect to prior agreements (e.g., the Pre-existing Equity referenced in Paragraph 6 above), this Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supercedes all prior agreements, negotiations and understandings of the parties in connection therewith.

          e) Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as specifically provided herein, neither of the parties hereto may assign the rights and duties of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company s hall assign this Agreement to and provide for the assumption thereof by any successor to all or substantially all of its stock, assets and business by dissolution, merger, consolidation, transfer of assets or otherwise.

     20. Severability. Each section, subsection and lesser portion of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this Agreement, but every other provision shall remain in full force and effect.

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     Please indicate your agreement to the foregoing by signing in the space provided below.

                                   Very truly yours,

                                   LIONS GATE ENTERTAINMENT CORP.


                                     /s/ FRANK GIUSTRA
                                   --------------------------------
                                     Frank Giustra
                                     Chairman


ACCEPTED AND AGREED:


/s/ JON FELTHEIMER
---------------------
Jon Feltheimer

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